Exhibit 99.1

For Immediate Release:	April 21, 2015

Investor Relations Contact: Marliese L. Shaw Executive Vice President, Investor Relations Officer United Bank 860-291-3622 mshaw@bankatunited.com	Media Relations Contact: Adam J. Jeamel Senior Vice President, Corporate Communications United Bank 860-291-3765 ajeamel@bankatunited.com

UNITED FINANCIAL BANCORP, INC.
ANNOUNCES RECORD REVENUE, RECORD EARNINGS
AND 20% INCREASE IN DIVIDEND

GLASTONBURY, Conn., April 21, 2015 – United Financial Bancorp, Inc. (“United Financial” or the “Company”) (NASDAQ Global Select Stock Market: “UBNK”), the holding company for United Bank (the “Bank”), today announced results for the quarter ended March 31, 2015. These results represent the third full fiscal quarter as the combined United Financial [merger of Rockville Financial, Inc. (“Rockville”) and legacy United Financial Bancorp, Inc. (“legacy United”)]. Rockville was the legal acquirer in the merger of equals with legacy United, in a transaction that closed on April 30, 2014, and Rockville changed its name to United Financial Bancorp, Inc. at that time.

The Company had net income of $13.0 million, or $0.26 per diluted share, for the quarter ended March 31, 2015, compared to Rockville’s net income of $947,000, or $0.04 per diluted share, for the quarter ended March 31, 2014. Net income for the linked quarter was $1.4 million, or $0.03 per diluted share.

“I am pleased to report that during the first quarter of 2015 United Financial Bancorp, Inc. delivered 7% linked quarter revenue growth and a 7% decrease in linked quarter operating expenses, resulting in net income of $0.26 per diluted share. The Company reported return on tangible common equity of 10.72%, return on average equity of 8.63%, return on average assets of 0.95%, non-interest expense to average assets of 2.23% and a 63% efficiency ratio. All of these metrics reflect progress towards merger financial targets we outlined in November 2013," stated William H. W. Crawford, IV, Chief Executive Officer of United Financial Bancorp, Inc. and United Bank. "For the balance of 2015 we remain focused on generating high single digit loan growth, growing fee income and core deposits while exercising expense discipline to drive non-interest expense to average assets approaching 2.00% by the fourth quarter. While the first quarter of 2015 commercial loan growth was below plan, we have record commercial and robust mortgage loan pipelines. The transformational merger into United Financial Bancorp, Inc. has positioned us for solid organic growth with a conservative risk profile and attractive cost structure all fueled by our ability to retain and recruit top talent across our organization. Given all of the above, we are increasing our quarterly dividend by 20% to $0.12 per share from $0.10 per share.”

UBNK - United Financial Bancorp, Inc.	Page 1	www.unitedfinancialinc.com

Financial Highlights

•	First quarter net income of $13.0 million, or $0.26 per diluted share

•	ROA of 0.95% for the first quarter

•	ROE of 8.63% for the first quarter

•	Return on Tangible Common Equity increased to 10.72%

•	7% increase in total revenue, compared to the linked quarter

•	7% decrease in operating expense, compared to the linked quarter

•	NIE/Average Assets (NIE/AA) decreased to 2.23%

•	Efficiency ratio decreased to 63%

Loan Production Highlights

•	Strong commercial loan pipeline driven by expanded teams

•	Record residential mortgage originations at $168 million in the first quarter of 2015

•	Three consecutive quarters of record residential mortgage production

•	Introduced new private label credit card program

Earnings Results

The Company reported record quarterly net income of $13.0 million, or $0.26 per diluted share, and return on average assets (“ROA”) of 0.95% in the first quarter of 2015. Total revenues increased 7%, reaching a record $48.2 million for the quarter ended March 31, 2015. The quarter’s results reflect the Company’s first quarter of earnings as a combined entity without the items prevalent in the past three quarters related to merger and acquisition expenses and inclusion of redundant back office positions and consultancy required to maintain the two legacy banks’ processing systems. In large part due to the elimination of these items, earnings per diluted share increased by $0.23 from the linked quarter. The Company's cost structure has significantly improved and non-interest expense as a percentage of average assets declined to 2.23% in the first quarter of 2015 from 3.35% in the linked quarter. The efficiency ratio declined to 63% in the first quarter of 2015 from 96% in the linked quarter.

Interest income totaled $48.3 million in the first quarter of 2015 and was flat in comparison to the linked quarter. Earning assets grew organically by $57 million, or 1%, during the quarter, while average interest-earning assets increased by $115 million, or 2%, from the linked quarter. However, declines in yields of most earning asset categories impacted the benefits that growth would otherwise provide to the Company's interest income results. These interest income results include purchase accounting accretion, for which more details are provided subsequently in this release. Interest expense increased by $635,000, or 10%, to $7.0 million for the first quarter of 2015. The increase was primarily driven by the impact of growth in money market deposits utilized in target market areas at special rates during the first quarter of 2015. Average interest bearing liabilities increased by $180 million, or 4%, from the linked quarter.

The GAAP tax equivalent net interest margin for the first quarter of 2015 compressed by 7 basis points to 3.37% compared to 3.44% for the linked quarter, primarily as a result of the impact of the increased interest expense associated with growth of money market deposits and to a lesser extent due to increased borrowing expense for Federal Home Loan Bank of Boston advances. On a GAAP basis, the yield on interest-earning assets declined by 2 basis points in the first quarter of 2015 to 3.92%, while the cost of interest-bearing liabilities increased by 4 basis points during the quarter to 0.66%. The operating net

UBNK - United Financial Bancorp, Inc.	Page 2	www.unitedfinancialinc.com

interest margin, which excludes the impact of purchase accounting adjustments, decreased by 7 basis points to 3.08% in the first quarter of 2015 from 3.15% in the linked quarter.

The net benefit to interest income in the first quarter of 2015 from accretion of purchase accounting adjustments totaled $1.9 million, a 21% increase from $1.5 million recognized in the fourth quarter of 2014. Interest expense benefited from net accretion of discounts totaling $1.6 million in the first quarter of 2015, a 17% decrease from $1.9 million recognized in the linked quarter. The decrease in the interest expense benefit was due to a lower level of maturities related to term wholesale funding in the first quarter of 2015 as compared to the linked quarter. The Company continues to expect future benefits to net interest income from these purchase accounting adjustments.

The provision for loan losses decreased by $2.8 million to $1.5 million for the quarter ended March 31, 2015 compared to $4.3 million for the linked quarter. The linked quarter included additional provision expense due to the completion of the post-merger review and consistent application of risk ratings for the purchased loans. The first quarter of 2015 provision for loan losses is additionally impacted by muted growth during the quarter. Net charge-offs for the first quarter of 2015 decreased by $805,000 to $1.0 million, or 0.10% annualized as a percentage of average loans outstanding, from $1.8 million, or 0.19% annualized as a percentage of average loans outstanding, in the linked quarter. Factors considered in the provision for loan losses include the composition of the portfolio, the level of non-performing loans and charge-offs, local economic and credit conditions, the direction of real estate values and delinquency trends.

Total non-interest income increased by $3.8 million, or 128%, to $6.8 million for the quarter ended March 31, 2015 from $3.0 million recognized in the linked quarter. The Company produced record residential mortgage origination volume in the first quarter of 2015 and, as a result, mortgage banking activity income (inclusive of gains on sales of loans) increased by $1.9 million to $2.4 million for the quarter ended March 31, 2015, compared to $434,000 in the linked quarter. During the first quarter of 2014, gross loan level hedge income was $95,000 and, due to an increased focus on this activity, coupled with the expansion of the commercial banking team, primarily with bankers from larger organizations, loan level hedge income has grown as a driver of fee income over the past year to $752,000 for the quarter ended March 31, 2015. While still a strong component of non-interest income, service charges and fees declined by $499,000 during the quarter to $3.8 million, primarily due to the $305,000 decline in gross loan level hedge income for the quarter ended March 31, 2015 from $1.1 million in the linked quarter. Other income increased by $444,000 during the first quarter of 2015, largely as a result of the $667,000 decline in the loss on the sale of fixed assets first quarter of 2015 as compared to the linked quarter.

Non-interest income in the first quarter of 2015 includes the recognition of a $430,000 loss related to limited partnership investments, while in the linked quarter the Company reported a $2.0 million loss related to limited partnership investments. The loss is more than offset by tax credit benefits in the tax provision for both the first quarter of 2015 and the linked quarter. Tax planning and strategy has become a larger component in the Company's overall strategic direction, as evidenced over the last three quarters including the first quarter of 2015, and continued benefits in the tax provision and tax rate are anticipated as a result.

Non-interest expense for the quarter ended March 31, 2015 totaled $30.7 million and decreased by $14.4 million, or 32%, from the linked quarter. While the Company reported a decrease in all non-interest expense categories, with the exception of FDIC insurance expense, the linked quarter decrease in non-interest expense is primarily driven by the $10.1 million decline in expenses directly related to the merger. Other cost savings reflected the completion of the Company's expense reduction initiatives announced in

UBNK - United Financial Bancorp, Inc.	Page 3	www.unitedfinancialinc.com

the fourth quarter of 2014, including the $484,000, or 21%, decrease in service bureau fees; the $1.2 million, or 21%, decline in occupancy and equipment expense; and the $380,000, or 29%, decrease in professional fees. Following the roll-out of the Company's new brand awareness campaign, marketing and promotions expense declined by $784,000, or 55%, from the linked quarter. The Company is highly focused on its cost structure and continues to seek avenues of improvement to drive the NIE/AA ratio toward 2.00%.

Business Line Discussions

Commercial Banking

During the first quarter of 2015, the Company announced the acquisition and expansion of its commercial loan teams in its Greater Springfield and Worcester markets. In addition to the expected production ramp up by these new teams, as well as the typical seasonal softness experienced in the first quarter in general, total commercial loans declined by $38 million, or 2%, during the first quarter of 2015. For the quarter ended March 31, 2015, commercial loan activity was comprised of a $13 million, or 1%, increase in the commercial real estate portfolio, offset by a $10 million, or 2%, decrease in the commercial business portfolio and a $41 million, or 24%, decrease in the commercial construction portfolio. By the end of the quarter, the Company had built momentum in this line of business resulting in a record commercial loan pipeline and an expectation for solid second quarter growth.

Mortgage Banking

In the first quarter of 2015, the Company reported a third consecutive quarter of record origination volume for residential mortgage loans. On a linked quarter basis, residential mortgage originations increased by $46 million, or 38%, to $168 million from $122 million in the fourth quarter of 2014. During the quarter, mortgage originations increased by $110 million from $58 million in the same period of the prior year. While purchase mortgage activity increased year-over-year to $64 million from $38 million in the prior year period, the percentage of production related to purchase mortgage activity declined to 38% in the first quarter of 2015 from 66% in the prior year period as a result of the increased refinance activity following the decline in interest rates early in the quarter. On-balance sheet, residential mortgage loans grew by $45 million (13% annualized) during the first quarter of 2015 compared to the linked quarter. The Company continues to take market-share throughout its footprint and in the first quarter of 2015 reported significant improvement in several of the counties in which we operate.

Funding & Deposits

Deposits totaled $4.16 billion at March 31, 2015 and increased by $122 million, or 3%, from $4.04 billion at December 31, 2014, reflecting a slight $4 million decrease in non-interest bearing deposits and a $126 million, or 4%, increase in interest bearing deposits. The cost of total interest bearing deposits increased by 5 basis points to 0.55% in the quarter ending March 31, 2015 from 0.01% in the linked quarter, driven primarily by the impact of money market specials utilized in target market areas during the first quarter of 2015.

Investment Portfolio

The available-for-sale securities portfolio increased by $41 million during the quarter to $1.09 billion at March 31, 2015 from $1.05 billion at December 31, 2014. This increase is largely reflective of additional investments in shorter cash flowing mortgage backed securities which represent an opportunity to shorten

UBNK - United Financial Bancorp, Inc.	Page 4	www.unitedfinancialinc.com

the investment portfolio duration. The available-for-sale securities portfolio represented 20% of total assets at March 31, 2015, unchanged from the prior quarter.

Asset Quality

The Company maintains a disciplined approach to asset quality and will not match extremely favorable pricing or underwriting and structure pressures from competitor banks if those considerations do not meet the Company's asset quality and return standards. Non-performing assets increased $2.8 million to $37.4 million at March 31, 2015 from $34.6 million at December 31, 2014. The ratio of non-performing assets to total assets increased 5 basis points to 0.68% at March 31, 2015 from 0.63% at December 31, 2014. Non-performing loans increased $3.3 million to $35.7 million at March 31, 2015 from $32.4 million at December 31, 2014. Included in non-performing loans are non-accruing troubled debt restructurings (TDR). Non-accruing TDRs increased $1.2 million to $5.0 million at March 31, 2015 from $3.8 million at December 31, 2014. The ratio of non-performing loans to total loans increased 8 basis points to 0.91% at March 31, 2015 from 0.83% at December 31, 2014. At March 31, 2015, the allowance for loan losses as a percentage of non-performing loans and of total loans outstanding was 70.93% and 0.65%, respectively, compared to 76.67% and 0.64% at December 31, 2014, respectively. The allowance for loan losses as a percentage of total covered loans outstanding was at 1.06% at March 31, 2015, compared to 1.11% at December 31, 2014.

Dividend

The Board of Directors approved a 20% increase in the Company’s cash dividend to $0.12 per share, up from $0.10 per share in the linked quarter. This increase reflects the Company's record earnings and its goal to share strong operating performance with its shareholders, while still preserving capital adequacy and flexibility. The Board of Directors declared the cash dividend to be payable on May 13, 2015 to the Company’s common stock shareholders of record at the close of business on May 1, 2015. This dividend equates to a 3.71% annualized yield based on the $12.94 average closing price of the Company’s common stock in the first quarter of 2015. The Company has paid dividends for 36 consecutive quarters.

Tangible Book Value

Tangible book value per share increased to $9.86 at March 31, 2015 from $9.65 at December 31, 2014; primarily due to the impact of the Company’s net income of $13.0 million, offset in part by the stock repurchase activity in the first quarter and the cash dividend payment to shareholders of $0.10 per share.

Stock Repurchase Program

The Company obtained approval for and initiated a third buyback plan on October 15, 2014. Under this plan, the Company is authorized to repurchase up to 2,566,283 shares, or 5% of the outstanding shares at the time the plan was approved. As of March 31, 2015, the Company had repurchased 2,311,889 shares under this plan at an average cost of $13.97 per share, and has authorization to purchase an additional 254,394 shares. The Company repurchased 377,700 shares during the quarter ended March 31, 2015, at an average price of $13.69 as compared to the average closing price during the period of $12.94. In total, the Company has repurchased 7,993,165 shares as of March 31, 2015, or 27% of total shares outstanding prior to the first repurchase program.

UBNK - United Financial Bancorp, Inc.	Page 5	www.unitedfinancialinc.com

Management Comments

“I want to thank my United Bank teammates and Directors for their relentless focus on the pursuit of excellence for our customers, employees, communities and shareholders,” stated William H. W. Crawford, IV, Chief Executive Officer of United Financial Bancorp, Inc. and United Bank. "While we function in a highly competitive and challenging operating environment, I remain bullish as we continue to build a truly great bank together."

Investor Conference Call

United Financial Bancorp, Inc. will host a conference call on Wednesday, April 22, 2015 at 10:00 a.m. Eastern Time (ET) to discuss the Company’s first quarter results. Those wishing to participate in the call may dial toll-free 1-888-339-0797. A telephone replay of the call will be available through May 6, 2015 by calling 1-877-344-7529 and entering conference number 10063391. A podcast will be available on the Company’s website for an extended period of time, as well as on the Company’s investor relations app.

Investor Presentation

United Financial Bancorp, Inc. has prepared and filed a visual slide presentation to accompany the earnings press release and investor conference call. The presentation has been filed as an exhibit to the SEC Form 8-K, but is not included in this press release. Copies of the presentation may be accessed on the Company’s investor relations website (www.unitedfinancialinc.com) by selecting “News & Market Data,” then “Presentations;” or via the IRapp and selecting “Presentations;” or directly from SEC EDGAR.

About United Financial Bancorp, Inc.

United Financial Bancorp, Inc. is the holding company for United Bank, a full service financial services firm offering a complete line of commercial, business, and consumer banking products and services to customers throughout Connecticut and Massachusetts. On April 30, 2014, United Bank and Rockville Bank completed a transformational merger of equals bringing together two financially strong, well-respected institutions and creating a leading New England bank with more than 50 branches in two states and over $5.5 billion in assets. Through the merger, Rockville Financial, Inc. completed the acquisition of United Financial Bancorp, Inc. The combined Company, known as United Financial Bancorp, Inc. trades on the NASDAQ Global Select Stock Exchange under the ticker symbol “UBNK”.

For more information about United Bank’s services and products call (866) 959-BANK or visit www.bankatunited.com. For more information about United Financial Bancorp, Inc., visit www.unitedfinancialinc.com or download the Company’s free Investor Relations app on your Apple or Android device.

To download United Financial Bancorp, Inc.'s investor relations app on your iPhone or on your iPad, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit: https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or https://play.google.com/store/apps/details?id=com.theirapp.ubnk for your Android mobile device.

UBNK - United Financial Bancorp, Inc.	Page 6	www.unitedfinancialinc.com

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

UBNK - United Financial Bancorp, Inc.	Page 7	www.unitedfinancialinc.com

United Financial Bancorp, Inc. and Subsidiaries
Consolidated Statements of Net Income
(In Thousands, Except Share Data)
(Unaudited)

	For the Three Months Ended March 31,
	2015	2014
Interest and dividend income:
Loans	$40,527	$16,844
Securities-taxable interest	5,269	1,903
Securities-non-taxable interest	2,092	771
Securities-dividends	374	173
Interest-bearing deposits	33	11
Total interest and dividend income	48,295	19,702
Interest expense:
Deposits	4,740	2,158
Borrowed funds	2,212	636
Total interest expense	6,952	2,794
Net interest income	41,343	16,908
Provision for loan losses	1,511	450
Net interest income after provision for loan losses	39,832	16,458
Non-interest income:
Service charges and fees	3,831	1,886
Net gain from sales of securities	338	268
Income from mortgage banking activities	2,371	555
Bank-owned life insurance	834	522
Net loss on limited partnership investments	(430)	—
Other income (loss)	(109)	(22)
Total non-interest income	6,835	3,209
Non-interest expense:
Salaries and employee benefits	16,572	10,242
Service bureau fees	1,820	1,091
Occupancy and equipment	4,458	1,698
Professional fees	917	428
Marketing and promotions	636	229
FDIC insurance assessments	1,078	318
Other real estate owned	115	308
Core deposit intangible amortization	481	—
Merger and acquisition expense	—	1,829
Other	4,580	2,114
Total non-interest expense	30,657	18,257
Income before income taxes	16,010	1,410
Provision for income taxes	2,985	463
Net income	$13,025	$947
Net income per share:
Basic	$0.27	$0.04
Diluted	$0.26	$0.04
Weighted-average shares outstanding:
Basic	48,715,992	25,265,190
Diluted	49,275,942	25,681,048

F - 1

United Financial Bancorp, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Interest and dividend income:
Loans	$40,527	$40,682	$40,119	$35,366	$16,844
Securities-taxable interest	5,269	5,303	5,180	3,981	1,903
Securities-non-taxable interest	2,092	1,794	1,495	1,053	771
Securities-dividends	374	409	381	339	173
Interest-bearing deposits	33	21	26	28	11
Total interest and dividend income	48,295	48,209	47,201	40,767	19,702
Interest expense:
Deposits	4,740	4,265	3,990	3,146	2,158
Borrowed funds	2,212	2,052	1,018	742	636
Total interest expense	6,952	6,317	5,008	3,888	2,794
Net interest income	41,343	41,892	42,193	36,879	16,908
Provision for loan losses	1,511	4,333	2,633	2,080	450
Net interest income after provision for loan losses	39,832	37,559	39,560	34,799	16,458
Non-interest income:
Service charges and fees	3,831	4,330	3,657	3,636	1,886
Net gain (loss) from sales of securities	338	(59)	430	589	268
Income from mortgage banking activities	2,371	434	978	1,236	555
Bank-owned life insurance	834	897	873	750	522
Net loss on limited partnership investments	(430)	(2,048)	(2,176)	—	—
Other income (loss)	(109)	(553)	314	108	(22)
Total non-interest income	6,835	3,001	4,076	6,319	3,209
Non-interest expense:
Salaries and employee benefits	16,572	16,758	17,791	14,541	10,242
Service bureau fees	1,820	2,304	3,016	1,768	1,091
Occupancy and equipment	4,458	5,653	3,278	2,610	1,698
Professional fees	917	1,297	1,081	856	428
Marketing and promotions	636	1,420	367	280	229
FDIC insurance assessments	1,078	818	785	632	318
Other real estate owned	115	223	136	125	308
Core deposit intangible amortization	481	481	481	321	—
Merger related expense	—	10,136	4,008	20,945	1,829
Other	4,580	5,986	3,979	4,099	2,114
Total non-interest expense	30,657	45,076	34,922	46,177	18,257
Income (loss) before income taxes	16,010	(4,516)	8,714	(5,059)	1,410
Provision (benefit) for income taxes	2,985	(5,937)	(1,271)	512	463
Net income (loss)	$13,025	$1,421	$9,985	$(5,571)	$947

F - 2

United Financial Bancorp, Inc. and Subsidiaries
Consolidated Statements of Condition
(In Thousands)
(Unaudited)

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
ASSETS
Cash and cash equivalents:
Cash and due from banks	$43,348	$43,416	$58,109	$66,269	$19,977
Short-term investments	46,013	43,536	26,876	23,157	12,669
Total cash and cash equivalents	89,361	86,952	84,985	89,426	32,646
Available for sale securities – At fair value	1,094,229	1,053,011	1,012,780	952,033	442,332
Held to maturity securities – At amortized cost	15,204	15,368	15,556	15,761	14,749
Loans held for sale	13,002	8,220	6,332	19,656	3,267
Loans receivable, net of allowance for loan losses	3,884,067	3,877,063	3,772,522	3,674,936	1,739,952
Federal Home Loan Bank of Boston stock, at cost	34,006	31,950	30,090	30,419	15,053
Accrued interest receivable	14,958	14,212	14,712	13,728	5,923
Deferred tax asset, net	29,956	33,833	25,974	22,656	9,977
Premises and equipment, net	57,718	57,665	57,595	52,149	25,413
Goodwill	115,232	115,240	114,160	114,936	1,070
Core deposit intangible asset	8,821	9,302	9,783	10,264	—
Cash surrender value of bank-owned life insurance	123,456	122,622	121,724	120,851	64,992
Other real estate owned	1,711	2,239	2,647	3,213	2,657
Other assets	49,429	49,132	44,946	39,450	14,517
	$5,531,150	$5,476,809	$5,313,806	$5,159,478	$2,372,548
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest-bearing	$598,157	$602,359	$659,859	$649,929	$275,068
Interest-bearing	3,558,958	3,432,952	3,369,143	3,290,261	1,533,385
Total deposits	4,157,115	4,035,311	4,029,002	3,940,190	1,808,453
Mortgagors’ and investor escrow accounts	8,815	13,004	6,649	11,983	3,868
Federal Home Loan Bank advances and other borrowings	707,318	777,314	594,873	526,375	245,560
Accrued expenses and other liabilities	47,779	48,772	31,916	28,287	14,320
Total liabilities	4,921,027	4,874,401	4,662,440	4,506,835	2,072,201
Total stockholders’ equity	610,123	602,408	651,366	652,643	300,347
	$5,531,150	$5,476,809	$5,313,806	$5,159,478	$2,372,548

F - 3

United Financial Bancorp, Inc. and Subsidiaries
Selected Financial Highlights
(Dollars In Thousands, Except Share Data)
(Unaudited)

	At or For the Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Share Data:
Basic net income (loss) per share	$0.27	$0.03	$0.19	$(0.13)	$0.04
Diluted net income (loss) per share	0.26	0.03	0.19	(0.13)	0.04
Dividends declared per share	0.10	0.10	0.10	0.10	0.10
Key Statistics:
Total revenue	$48,178	$44,893	$46,269	$43,198	$20,117
Total expense	30,657	45,076	34,922	46,177	18,257
Average earning assets	5,084,717	4,969,225	4,817,907	3,892,382	2,190,391
Key Ratios:
Return (loss) on average assets (annualized)	0.95%	0.11%	0.76%	(0.53)%	0.16%
Return (loss) on average equity (annualized)	8.63%	0.90%	6.12%	(4.19)%	1.26%
Tax-equivalent net interest margin (annualized)	3.37%	3.44%	3.56%	3.86%	3.17%
Residential Mortgage Production:
Dollar volume (total)	$168,023	$121,886	$115,787	$82,434	$58,141
Mortgages originated for home purchases	64,108	74,171	80,709	64,273	38,474
Loans sold	67,377	39,489	55,806	23,485	17,923
Income from mortgage banking activities	2,371	434	978	1,236	555
Non-performing Assets:
Residential real estate	$12,527	$12,387	$11,468	$8,366	$8,373
Commercial real estate	12,056	10,663	5,914	168	—
Construction	1,686	611	638	665	673
Commercial business	4,349	4,872	5,703	5,516	1,148
Installment and collateral	13	25	386	18	6
Non-accrual loans	30,631	28,558	24,109	14,733	10,200
Troubled debt restructured – non-accruing	5,034	3,800	5,180	4,380	1,784
Total non-performing loans	35,665	32,358	29,289	19,113	11,984
Other real estate owned	1,711	2,239	2,647	3,213	2,657
Total non-performing assets	$37,376	$34,597	$31,936	$22,326	$14,641
Non-performing loans to total loans	0.91%	0.83%	0.77%	0.52%	0.68%
Non-performing assets to total assets	0.68%	0.63%	0.60%	0.43%	0.62%
Allowance for loan losses to non-performing loans	70.93%	76.67%	76.15%	111.67%	162.72%
Allowance for loan losses to total loans	0.65%	0.64%	0.59%	0.58%	1.11%
Non-GAAP Ratios: (1)
Non-interest expense to average assets	2.23%	3.35%	2.66%	4.41%	3.16%
Efficiency ratio (2)	63.07%	96.03%	72.09%	106.89%	90.76%
Cost of interest-bearing deposits (annualized)	0.55%	0.50%	0.46%	0.46%	0.58%
Total revenue growth rate	7.32%	(2.97)%	7.11%	114.73%	0.91%
Total revenue growth rate (annualized) (3)	29.27%	(11.90)%	28.44%	n/m	3.65%
Average earning asset growth rate	2.32%	3.14%	23.78%	77.70%	2.98%
Average earning asset growth rate (annualized) (3)	9.30%	12.56%	95.11%	n/m	11.92%

(1)
Non-GAAP Ratios are not financial measurements required by generally accepted accounting principles; however, management believes such information is useful to investors in evaluating Company performance.

(2)
The efficiency ratio represents the ratio of non-interest expenses to the sum of net interest income before provision for loan losses and non-interest income, exclusive of net gain (loss) on limited partnership investments.

(3)	The annualized growth rate for revenue and earning assets based on second quarter 2014 results is not meaningful due to the acquisition of United Financial Bancorp, Inc. on April 30, 2014.

F - 4

United Financial Bancorp, Inc. and Subsidiaries
Average Balance Sheets, Interest and Yields/Costs
(Dollars In Thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2015			March 31, 2014
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$1,434,644	$12,319	3.43%	$650,047	$5,887	3.62%
Commercial real estate	1,677,202	18,954	4.58	784,803	8,487	4.39
Construction	179,866	2,357	5.31	47,079	419	3.61
Commercial business	610,569	6,858	4.56	250,503	2,030	3.29
Installment and collateral	5,374	39	2.89	2,171	21	3.92
Investment securities	1,125,510	8,890	3.16	437,981	3,175	2.90
Other earning assets	51,552	33	0.26	17,807	11	0.25
Total interest-earning assets	5,084,717	49,450	3.92	2,190,391	20,030	3.69
Allowance for loan losses	(25,421)			(19,255)
Non-interest-earning assets	449,687			143,107
Total assets	$5,508,983			$2,314,243
Interest-bearing liabilities:
NOW and money market	$1,411,240	1,531	0.44	$688,268	552	0.33
Savings	534,033	82	0.06	223,369	35	0.06
Certificates of deposit	1,543,727	3,127	0.82	585,090	1,571	1.09
Total interest-bearing deposits	3,489,000	4,740	0.55	1,496,727	2,158	0.58
Federal Home Loan Bank advances	590,409	822	0.56	192,859	584	1.23
Other borrowings	179,087	1,390	3.15	45,815	52	0.46
Total interest-bearing liabilities	4,258,496	6,952	0.66	1,735,401	2,794	0.65
Non-interest-bearing deposits	578,897			259,795
Other liabilities	67,771			19,372
Total liabilities	4,905,164			2,014,568
Stockholders’ equity	603,819			299,675
Total liabilities and stockholders’ equity	$5,508,983			$2,314,243
Net interest-earning assets	$826,221			$454,990
Tax-equivalent net interest income		42,498			17,236
Tax-equivalent net interest rate spread			3.26%			3.04%
Tax-equivalent net interest margin			3.37%			3.17%
Average interest-earning assets to average interest-bearing liabilities			119.40%			126.22%
Less tax-equivalent adjustment		1,155			328
Net interest income		$41,343			$16,908

F - 5

United Financial Bancorp, Inc. and Subsidiaries
Average Balance Sheets, Interest and Yields/Costs
(Dollars In Thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2015			December 31, 2014
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Residential real estate	$1,434,644	$12,319	3.43%	$1,403,045	$12,296	3.51%
Commercial real estate	1,677,202	18,954	4.58	1,665,230	19,538	4.65
Construction	179,866	2,357	5.31	162,823	2,406	5.86
Commercial business	610,569	6,858	4.56	618,429	6,380	4.09
Installment and collateral	5,374	39	2.89	8,483	62	2.94
Investment securities	1,125,510	8,890	3.16	1,078,162	8,498	3.15
Other earning assets	51,552	33	0.26	33,053	21	0.25
Total interest-earning assets	5,084,717	49,450	3.92	4,969,225	49,201	3.94
Allowance for loan losses	(25,421)			(23,353)
Non-interest-earning assets	449,687			434,559
Total assets	$5,508,983			$5,380,431
Interest-bearing liabilities:
NOW and money market	$1,411,240	1,531	0.44	$1,309,691	1,024	0.31
Savings	534,033	82	0.06	549,209	100	0.07
Certificates of deposit	1,543,727	3,127	0.82	1,545,452	3,141	0.81
Total interest-bearing deposits	3,489,000	4,740	0.55	3,404,352	4,265	0.50
Federal Home Loan Bank advances	590,409	822	0.56	469,194	589	0.50
Other borrowings	179,087	1,390	3.15	205,057	1,463	2.85
Total interest-bearing liabilities	4,258,496	6,952	0.66	4,078,603	6,317	0.62
Non-interest-bearing deposits	578,897			616,618
Other liabilities	67,771			53,786
Total liabilities	4,905,164			4,749,007
Stockholders’ equity	603,819			631,424
Total liabilities and stockholders’ equity	$5,508,983			$5,380,431
Net interest-earning assets	$826,221			$890,622
Tax-equivalent net interest income		42,498			42,884
Tax-equivalent net interest rate spread			3.26%			3.32%
Tax-equivalent net interest margin			3.37%			3.44%
Average interest-earning assets to average interest-bearing liabilities			119.40%			122.57%
Less tax-equivalent adjustment		1,155			992
Net interest income		$41,343			$41,892

F - 6

United Financial Bancorp, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Dollars In Thousands)
(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Net income (loss)	$13,025	$1,421	$9,985	$(5,571)	$947
Adjustments:
Net interest income	(3,432)	(3,421)	(3,828)	(4,948)	—
Non-interest income	(338)	729	(430)	(589)	(268)
Non-interest expense	486	12,513	4,497	21,266	1,829
Income tax expense (benefit)	1,152	(2,926)	226	(4,346)	(357)
Net adjustment	(2,132)	6,895	465	11,383	1,204
Total operating net income	$10,893	$8,316	$10,450	$5,812	$2,151
Total net interest income	$41,343	$41,892	$42,193	$36,879	$16,908
Adjustments:
Impact from purchase accounting fair value marks:
(Accretion) / Amortization of loan mark	(1,871)	(1,543)	(1,734)	(3,388)	—
Accretion / (Amortization) of deposit mark	1,079	1,276	1,482	1,150	—
Accretion / (Amortization) of borrowings mark	482	602	612	410	—
Net adjustment	(3,432)	(3,421)	(3,828)	(4,948)	—
Total operating net interest income	$37,911	$38,471	$38,365	$31,931	$16,908
Total non-interest income	$6,835	$3,001	$4,076	$6,319	$3,209
Adjustments:
Net gain on sales of securities	(338)	59	(430)	(589)	(268)
Loss on fixed assets - branch optimization	—	670	—	—	—
Net adjustment	(338)	729	(430)	(589)	(268)
Total operating non-interest income	6,497	3,730	3,646	5,730	2,941
Total operating net interest income	37,911	38,471	38,365	31,931	16,908
Total operating revenue	$44,408	$42,201	$42,011	$37,661	$19,849
Total non-interest expense	$30,657	$45,076	$34,922	$46,177	$18,257
Adjustments:
Merger and acquisition expense	—	(10,136)	(4,008)	(20,945)	(1,829)
Core deposit intangible amortization expense	(481)	(481)	(481)	(321)	—
Effect of branch lease termination agreement	—	(1,888)	—	—	—
Amortization of fixed asset fair value mark	(5)	(8)	(8)	—	—
Net adjustment	(486)	(12,513)	(4,497)	(21,266)	(1,829)
Total operating expense	$30,171	$32,563	$30,425	$24,911	$16,428
Total loans	$3,904,733	$3,897,866	$3,791,491	$3,693,115	$1,756,611
Non-covered loans (1)	(1,510,264)	(1,658,594)	(1,693,669)	(1,820,526)	—
Total covered loans	$2,394,469	$2,239,272	$2,097,822	$1,872,589	$1,756,611
Allowance for loan losses	$25,297	$24,809	$22,304	$21,343	$19,500
Allowance for loan losses to total loans	0.65%	0.64%	0.59%	0.58%	1.11%
Allowance for loan losses to total covered loans	1.06%	1.11%	1.06%	1.14%	1.11%
(1) As required by GAAP, the Company recorded at fair value the loans acquired in the legacy United transactions. These loans carry no allowance for loan losses for the periods reflected above.

F - 7

United Financial Bancorp, Inc. and Subsidiaries
Selected Interest Income/Expense and Yields/Costs
Reconciliation of Non-GAAP Financial Measures
(Dollars In Thousands)
(Unaudited)

	Three Months Ended March 31, 2015
	GAAP		Mark to Market			Operating
	Interest and Dividends	Yield/Cost	Interest and Dividends	Yield/Cost		Interest and Dividends	Yield/Cost
Residential real estate	$12,319	3.43%	$(735)	(0.24	) %	$13,054	3.67%
Commercial real estate	18,954	4.58	698	0.20		18,256	4.38
Construction	2,357	5.31	542	1.33		1,815	3.98
Commercial business	6,858	4.56	1,384	1.00		5,474	3.56
Installment and collateral	39	2.89	(18)	(1.39)		57	4.28
Certificates of deposit	3,127	0.82	(1,079)	(0.29)		4,206	1.11
Federal Home Loan Bank advances	822	0.56	(490)	(0.35)		1,312	0.91
Other borrowings	1,390	3.15	8	0.06		1,382	3.09
Tax-equivalent net interest margin	42,498	3.37	3,432			39,066	3.08

	Three Months Ended December 31, 2014
	GAAP		Mark to Market			Operating
	Interest and Dividends	Yield/Cost	Interest and Dividends	Yield/Cost		Interest and Dividends	Yield/Cost
Residential real estate	$12,296	3.51%	$(633)	—		$12,929	3.72%
Commercial real estate	19,538	4.65	744	0.21		18,794	4.44
Construction	2,406	5.86	774	2.03		1,632	3.83
Commercial business	6,380	4.09	685	0.51		5,695	3.58
Installment and collateral	62	2.94	(27)	(1.81)		89	4.75
Certificates of deposit	3,141	0.81	(1,276)	(0.33)		4,417	1.14
Federal Home Loan Bank advances	589	0.50	(609)	(0.53)		1,198	1.03
Other borrowings	1,463	2.85	7	(0.14)		1,456	2.99
Tax-equivalent net interest margin	42,884	3.44	3,421			39,463	3.15

F - 8